EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

Contact:

Marina H. Norville
212-640-2832
marina.h.norville@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS ELECTS KAREN PARKHILL TO ITS BOARD OF DIRECTORS
NEW YORK, January 29, 2020 – American Express Company (NYSE: AXP) today announced that Karen Parkhill, Executive Vice President and Chief Financial Officer of Medtronic, has been elected to its board of directors, effective January 29, 2020. Ms. Parkhill will serve as a member of the Board’s Audit and Compliance Committee.
“Karen has deep financial and operational leadership experience at global large-cap companies, with a strong track record of driving profitable business growth and delivering operational efficiencies,” said Stephen J. Squeri, Chairman and Chief Executive Officer. “She is a well-recognized leader in the financial services sector, and an advocate for diversity and talent development. Karen will be a highly valuable addition to our Board, and I look forward to working with her and benefitting from her financial expertise and fresh perspectives.”
In her current role as CFO of Medtronic, Ms. Parkhill serves on the company's Executive Committee and is responsible for leading the Medtronic global finance organization and key supporting functions, including Treasury, Controller, Tax, Internal Audit, Investor Relations, Corporate Strategy, and Business Development. In addition to her leadership role in finance, Ms. Parkhill serves as the Executive Sponsor of the Medtronic PRIDE Employee Resource Group and Women’s Network “Commit to Connect” leadership program, which supports senior women leadership development at Medtronic.
Ms. Parkhill joined Medtronic from Comerica Incorporated in June 2016 where she was Vice Chairman and Chief Financial Officer. She was a member of Comerica's Management Executive Committee and the Comerica Bank Board of Directors. As Chief Financial Officer at Comerica, Ms. Parkhill had direct management of Finance, overseeing Accounting, Business Finance, Corporate Planning and Development, Investor Relations, Treasury as well as Economics, with responsibility for all financial reporting. She previously had administrative responsibilities for Comerica's Service Company, Corporate Compliance and Financial Intelligence.

Prior to Comerica, Ms. Parkhill was at JPMorgan Chase and Co., where she served as Chief Financial Officer for the Commercial Banking business from 2007 to 2011. She joined JPMorgan in 1992 in the Investment Bank and held various positions of increasing scope and responsibility, from an Associate in the Mergers and Acquisitions Group to a Managing Director in the Investment Banking Coverage Group.
Ms. Parkhill previously served as a member of the International Women’s Forum, as a National Trustee for the Boys and Girls Club of America, the Board of Directors of Methodist Health System, and the Executive Board for Southern Methodist University Cox School of Business. She was named among American Banker’s “The 25 Most Powerful Women in Banking” in 2015, and “The 25 Women to Watch” in 2011 and 2013.
Ms. Parkhill earned bachelor's degrees in business administration and mathematics from Southern Methodist University in Dallas and an MBA from the University of Chicago Booth School of Business. She is a 2012 recipient of the SMU Cox School of Business Distinguished Alumni Award and a 2008 recipient of the University of Chicago Booth School of Business Distinguished Young Alumna Award.
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